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                                                                      EXHIBIT 21



                             Subsidiaries of the Company



    1.   Response Ability Systems, Inc.; incorporated in New Jersey.

    2.   United Security Systems, Inc.; incorporated in New Jersey.

    3. Emergency Response Systems, Inc.; incorporated in Delaware; also does business in the state of California under the name Personnel Emergency Response Systems, Inc.

    4.   MSG Security Systems, Inc.; incorporated in Pennsylvania.

    5.   Shelton Security, Inc.; incorporated in New Jersey.